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                                                                   EXHIBIT 23(e)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Shareholders
USLIFE Corporation:

We consent to the use of our report on USLIFE Corporation and subsidiaries (the "Company") incorporated herein by reference in the Registration Statement on Form S-4 dated May 16, 1997 and the related Joint Proxy Statement/Prospectus (the "Registration Statement") and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the Company's adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.



New York, New York
May 16, 1997